For Immediate Release	Contact: Steven Kaye Investor Relations For Eye Care International 925-525-2475 skaye@triad.rr.com

Eye Care International Acquires
Self Funded Alternatives, Inc.

(Tampa, FL – June 17, 2004)  –  Eye Care International, Inc. (EYCI) has completed the acquisition of Self Funded Alternatives, or SFA, a privately held Philadelphia-based corporation.  The agreement reached between Eye Care International and SFA principals Harvey Mitgang and John Zubak included the purchase of 100% of the common stock of SFA.  Self Funded Alternatives is a workers compensation stop loss insurance wholesaler serving large self-insured organizations.

Clark A. Marcus, Eye Care International’s President and CEO said, “SFA will provide Eye Care International with powerful back-end functionality including project management, billing, data management and customer service.  As a premier service provider, SFA is equipped to handle the most challenging systems requirements.  In addition, with its wide reach, Self Funded Alternatives will attain substantial added distribution for the Eye Care International Vision Plan via the groups for which it provides stop loss coverage.”  SFA’s  customer base includes over 5 million covered lives.

“This acquisition is a portion of a larger transaction scheduled to close next week,” Marcus concluded.

Harvey Mitgang, president of Self Funded Alternatives said, “Our company, with $10 million in sales and a track record of 11 years, is profitable and will immediately deliver $1,000,000 to Eye Care International’s bottom line.”

Terms of the transaction included cash and stock.  SFA operates facilities in Pennsylvania and Nevada and currently does business in 28 states.

About Eye Care International
Eye Care International, Inc. owns and operates the nation’s largest discount Vision Network, with approximately 14,000 provider locations nationwide.  It is the only national discount vision plan providing the services of Ophthalmologists (Eye M.D.'s) who discount all of their services.  Eye Care International’s services include all cosmetic surgical procedures such as LASIK vision correction and Co2 Laser Skin Resurfacing at savings on both products and services ranging from 20% to 60%.

Visit www.eyecareinternational.com for information about Eye Care International and its Vision Plans.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful implementation of the Company’s programs, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in filings with the SEC.